Exhibit 99.1

Independent Analysis Expands Potential of Tri-Valley’s Shorty Creek Project in Alaska

Shorty Creek Gold Mineralization Part of Larger Porphyry Copper, Gold and Molybdenum System

Report Prepared in Accordance to Canadian National Instrument 43-101 by Avalon Development Corporation Identifies Six Target Sites for Further Exploration

BAKERSFIELD, Calif.—Tri-Valley Corporation (NYSE Amex: TIV) reported that independent geological consulting firm, Avalon Development Corporation, has completed and submitted a 43-101 report for Tri-Valley’s wholly-owned subsidiary, Select Resources Corporation, identifying a potentially large porphyry copper, gold and molybdenum system on Select’s Shorty Creek Property north of Fairbanks, Alaska. Avalon believes that the Shorty Creek Project porphyry system covers an area approximately eight miles in diameter. Zoning of this scale is not uncommon in large porphyry systems such as Bingham District, Utah, and Central Mining District, New Mexico. Previously, Avalon and other investigators believed that the Shorty Creek property contained a smaller sized intrusive related gold system.

Avalon’s report is based on updated geological, geochemical and geophysical data. A porphyry mineral system is a large body of igneous rock having distinct crystals in a relatively fine-grained base that contains chalcopyrite and other sulfide minerals. Porphyry deposits generally contain large tonnages of copper, molybdenum, gold and byproduct metals such as silver and palladium. On average, porphyry mineral systems are three to ten times greater in value than most intrusive related gold deposits.

“If our overall deposit model is correct, and if post-mineral structural deformation has not significantly deformed the actual footprint of the alteration/mineralization, the Shorty Creek Project porphyry system covers an area approximately eight miles in diameter,” said Curtis J. Freeman, President of Avalon Development Corporation, based in Fairbanks, Alaska. “In addition, we believe the footprint of Shorty Creek’s geologic system could cover approximately 50 square miles and is indicative of being a large system.”

“The 43-101 report substantially expands the potential value of our Shorty Creek Project,” added Maston Cunningham, President & CEO of Tri-Valley Corporation. “Shorty Creek is now the only identified porphyry deposit system in Alaska’s Livengood-Tolovana Mining District. As part of its 43-101 report, Avalon has recommended several actions including follow up drilling paralleled by additional reconnaissance exploration and ground geophysics that would help define the mineralization in each of the six target areas. We are evaluating these recommendations to determine our next steps for near term and long term implementation. In addition, we have recently completed acquisition of additional claims to cover the target areas identified by Avalon.”

“Select is excited about Avalon’s new interpretation,” remarked Select Resources Corporation’s President, James Bush. “We anticipate that industry parties who have signed non-disclosure agreements with Select to review technical data for Shorty Creek will now have heightened interest in the project due to the potential of a large copper, gold and molybdenum porphyry system.”

The Company will discuss the Avalon report during its regularly scheduled conference call on Monday, May 10th at 4:30 p.m. ET. The dial-in number for the conference call is 877-941-2332 for domestic callers and 480-629-9722 for international callers.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE AMEX exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

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